Exhibit 99.2

P.O. Box 20103
Kansas City, MO 64195
866.877.2525 • fax 816.713.8810
www.uspremiumbeef.com

December 5, 2011

TO:	USPB MEMBER

FROM:	STEVEN D. HUNT, CEO

RE:	PROPOSED SALE OF A SUBSTANTIAL PORTION OF NATIONAL BEEF TO LEUCADIA

U.S. Premium Beef, LLC’s (USPB) Board of Directors have voted unanimously to approve the sale of a substantial portion of National Beef Packing Company, LLC (National Beef) to Leucadia National Corporation (Leucadia). I would like to invite you to an informational meeting to discuss the proposed sale and what it means to USPB unitholders. The meeting will be held on [date, time and location to be inserted]. You will receive a packet of information containing the proxy statement and proxy card on or about December 6. Please bring these documents with you to this meeting.  This meeting is only for USPB unitholders and spouses. In the event of inclement weather, we will send updated announcements to your email address; we will also send text messages to your cell phone.

The proposed transaction addresses USPB’s desire to redeem its outstanding patronage notices and provides USPB unitholders with the opportunity to realize a significant return on their initial investment, while maintaining a sizable ongoing ownership interest in National Beef. A key factor in the Board’s approval of the proposed transaction is that USPB’s unitholders will be able to continue to enjoy the company’s original objectives including assurance of market access, quality based pricing and ownership in beef processing.

In exchange for selling a portion of its interest in National Beef, USPB will receive total consideration of approximately $646 million.  USPB intends to utilize the cash proceeds from the proposed transaction to repay all patronage notices and make a cash distribution to our Class A unitholders of approximately $70 per unit (before applicable tax withholding, if any) and to our Class B unitholders of approximately $617 per unit (before applicable tax withholding, if any).  USPB will continue to own approximately 15.1% of National Beef when this proposed transaction is completed.

The process to complete this sale begins with USPB members voting on the proposal. A positive vote from more than 50 percent of USPB’s Class A members and more than 50 percent of USPB’s Class B units are needed to approve this transaction. Therefore, it is imperative that all members read the proxy statement and mark, date, sign and submit the proxy card.

As the process moves forward, you may have other questions regarding impacts of the proposed sale on USPB unitholders. Please don’t hesitate to contact our office at 866-877-2525 with any questions. Thank you for your continued support and participation in U.S. Premium Beef as we move into the next chapter of our still young, but very successful company.

Safe Harbor Forward Looking Statement: USPB is including the following cautionary statement in this letter to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on their behalf. Forward-looking statements include statements regarding the sale of a substantial portion of National Beef to Leucadia and are based on the current expectations and assumptions of USPB, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially from those contemplated by these forward-looking statements. Some of these risks and uncertainties may be discussed in the Proxy Statement mailed to USPB’s members as well as the most recently filed Annual Reports on Form 10-K. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this letter will in fact transpire. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.